UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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THE CHINA FUND, INC.
(Name of Registrant as Specified in Its Charter)

CITY OF LONDON INVESTMENT GROUP PLC CITY OF LONDON INVESTMENT MANAGEMENT COMPANY LIMITED BARRY M. OLLIFF JULIAN REID RICHARD A. SILVER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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City of London Investment Management Company Limited, together with the other participants named therein, has filed a definitive proxy statement with the Securities and Exchange Commission to be used to solicit votes in connection with the 2018 annual meeting of stockholders of The China Fund, Inc., a Maryland corporation.

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Item 1: On May 24, 2018, City of London issued the following press release:

City of London Director Nominees Elected by Convincing Margin at China Fund 2018 Annual Meeting

COATESVILLE, PA (May 24, 2018) – City of London Investment Management Company Limited, which represents clients who are the beneficial owners of approximately 27.6% of the outstanding shares of common stock of The China Fund, Inc. (NYSE: CHN), today announced that China Fund’s stockholders elected both of City of London’s highly qualified director nominees, Julian Reid and Richard A. Silver, to the China Fund Board as Class I directors at China Fund’s 2018 annual meeting, based on a preliminary vote count announced at the meeting.

City of London is encouraged by the overwhelming support received from stockholders for new directors Julian Reid and Richard A. Silver, who were elected by approximately a 2-to-1 margin.

•	Mr. Reid and Mr. Silver are committed to working constructively with the other members of the Board to improve China Fund for the benefit of all stockholders.
•	The new directors intend to work with the remaining Board to evaluate all strategic alternatives to reduce the discount to net asset value (NAV) of the share price of China Fund or to otherwise return value to China Fund’s stockholders.
•	As a minority of the Board (currently seven directors), Mr. Reid and Mr. Silver hope for the cooperation of the remaining members of the Board with respect to charting a path forward for China Fund in the best interests of all stockholders.
•	The results of the vote at the annual meeting are considered preliminary until final results are certified by the independent inspector of elections. We expect that the final results will be disclosed by China Fund in the near future.

City of London is disappointed with China Fund’s adjournment of the 2018 annual meeting to August 29, 2018, where City of London’s proposal to terminate China Fund’s investment advisory and management agreement with Allianz Global Investors U.S. LLC is scheduled to be voted on.

•	We believe that there was no legitimate reason to adjourn the annual meeting and that the China Fund Board should allow stockholders to vote on the termination proposal as soon as possible.
•	We were disappointed that the members of the China Fund Board, other than its Chairman, chose not to attend the annual meeting.
•	The China Fund Board’s continued delay tactics and frivolous lawsuit against City of London are wasting stockholder assets and causing uncertainty in the market, which could drive away demand for China Fund from prospective stockholders.
•	City of London is evaluating its legal options with respect to the continued delay of the stockholder vote on its termination proposal.

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